Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	28773-0001 / CW1061913.1

February 8, 2007

Auto Photo Technologies Inc.

6 - 260 East Esplanade

North Vancouver, BC V7L 1A3

Dear Sirs/Mesdames:

Re: Common Stock of Auto Photo Technologies Inc. Amended Registration Statement on Form SB-2/A filed on February 8, 2007

                              We have acted as special counsel to Auto Photo Technologies Inc. (the "Company"), a Nevada corporation, in connection with the filing of a registration statement on Form SB-2 filed on September 14, 2006 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 520,000 shares of the Company's common stock (the "Registered Shares"), as further described in the Registration Statement as filed on September 15, 2006 as amended on September 22, 2006, December 4, 2006, January 30, 2007 and February 8, 2007.

In connection with this opinion, we have examined the following documents:
(a)	Corporate Charter and Articles of Incorporation of the Company;
(b)	By-Laws of the Company;

(c)	Consent resolutions of the board of directors of the Company, authorizing the issuance of the Registered Shares;
(d)	The Registration Statement; and
(e)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate, have been duly and validly authorized and issued, and are fully paid and non-assessable.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Clark Wilson LLP

CW1061913.1